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EXHIBIT 3.5

                     ARTICLES OF CORRECTION
                            TO THE
                   ARTICLES OF INCORPORATION
                               OF
                     ELITE LOGISTICS, INC.
                 (formerly Summit Silver, Inc.)

Pursuant to the provisions of the Idaho Business Corporation Act, the undersigned corporation adopts the following Articles of Correction to its Articles of Incorporation:

On November 5, 1999, Summit Silver filed an Amendment to its
Articles of Incorporation which among other things, changed the name of Summit Silver, Inc. to Elite Logistics, Inc.

The following corrections (which are in bold italics) are hereby adopted to that November 5, 1999 filing:

Page 1, paragraph  2 should read:

     "FIRST: The following Amendments to the Articles of Incorporation were adopted by the shareholders of the corporation on September 20, 1999 in the manner prescribed by the Idaho Business Corporation Act:"

Page 2, paragraph 3 should read:

     "THIRD: The number of shares voted approving the amendment to Article I was, 4,012,739 (64%), the number abstaining from voting was 1,602 (0.02%), the number of shares voted against such amendment was 6,365 ( 05%). The number of shares voted approving the amendment to Article 11 was 4,178,490 (67%), the number abstaining from voting was 1,268 (0.02%), the number of shares voted against such amendment was 1,353 ( 02%). The number of shares voted approving the amendment to Article V was 4,170,969 (67%), the number abstaining from voting was 8,03 7 (0.6%), the number of shares voted against such amendment was 2,105 (.03%)."

DATED: November 11, 1999

                                   ELITE LOGISTICS, INC.

                                   /s/ John P. Ryan
                                   John P. Ryan
                                   President